EXHIBIT 4.2

RESTRICTED STOCK AWARD AGREEMENT
pursuant to the
SOLUTIA INC.  2007 MANAGEMENT LONG-TERM INCENTIVE PLAN

Participant:

Grant Date:  February 28, 2008

Number of Shares of Restricted Stock Granted:

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Solutia Inc., a company organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Solutia Inc. 2007 Management Long-Term Incentive Plan, as in effect and as amended from time to time (the “Plan”).

WHEREAS, it has been determined under the Plan the Company will grant the shares of Restricted Stock provided herein to the Participant;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1. Incorporation By Reference; Plan Document Receipt.  This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were expressly set forth herein.  Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan.  The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content.  In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2. Grant of Restricted Stock Award.  The Company hereby grants to the Participant, as of the Grant Date specified above, the number of shares of Restricted Stock specified above.  Except as otherwise provided by Section 11.12 of the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s stockholder interest in the Company for any reason.

3. Vesting.

3.1 Except as otherwise provided in this Section 3, the Restricted Stock subject to this grant shall become unrestricted and vested pro rata on each of the first three anniversaries of the Grant Date specified above (one-third of the total grant per year), provided the Participant is then employed by the Company and/or one of its Subsidiaries or Affiliates.

3.2  Except as otherwise provided in this Section 3, if the Participant’s employment with the Company and/or its Subsidiaries or Affiliates terminates for any reason prior to the vesting of all or any portion of the Restricted Stock awarded under this Agreement, such unvested portion of the Restricted Stock shall immediately be cancelled and the Participant (and the Participant’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such shares of Restricted Stock.

3.3  If the Participant’s employment with the Company and/or its Subsidiaries or Affiliates terminates due to the Participant’s Disability the Restricted Stock shall continue to vest on a regular schedule during the period of Disability regardless of a termination event.  For purposes of this Agreement, “Disability,” if the Participant is a party to an employment agreement, shall have the same meaning as in such employment agreement, otherwise, “Disability” shall mean any physical or mental disability which is determined to be total and permanent by a doctor selected in good faith by the Company or the relevant Subsidiary or Affiliate.

3.4  If the Participant’s employment with the Company and/or its Subsidiaries or Affiliates terminates due to the Participant’s death, the Restricted Stock shall become vested as of the date of any such termination.

3.5  If the Participant’s employment is terminated by the Company and/or its Subsidiaries or Affiliates at a time when such Participant is entitled to a severance payment over a period specified in such Participant’s employment agreement (if any) (the “Severance Period”) all Restricted Stock which would have vested had the Participant continued his or her employment during the Severance Period shall become immediately vested.

3.6  If the Participant's employer ceases to be an Affiliate or Subsidiary of the Company, that event shall be deemed to constitute a termination of employment under Section 3.2 above.

4. Period of Restriction; Delivery of Unrestricted Shares.   During the Period of Restriction, the Restricted Stock shall bear a legend as described in Section 6.4.2 of the Plan (if certificated) and the Company shall hold the Restricted Stock as escrow agent as set forth in Section 6.3 of the Plan.  When shares of Restricted Stock awarded by this Agreement become vested, the Participant shall be entitled to receive unrestricted Shares and if the Participant’s stock is certificated and contain legends restricting the transfer of such Shares, the Participant shall be entitled to receive new stock certificates free of such legends (except any legends requiring compliance with securities laws).  In connection with the delivery of the unrestricted Shares pursuant to this Agreement, the Participant agrees to execute any documents reasonably requested by the Company.

5. Dividends and Other Distributions.  There is no guarantee by the Company that dividends will be paid.  During the Period of Restriction, all dividends and other distributions paid with respect to the Restricted Stock, whether paid in cash, Shares, or other property (the “Distributions”), shall be held by the Company and subject to the same vesting requirements and restrictions on transferability and forfeitability as the Restricted Stock with respect to which such Distributions were paid.  The Distributions shall be paid at the time the Restricted Stock becomes vested pursuant to Section 3.

6. Existing Covenants.  If Participant violates any confidentiality, non-competition, or non-solicitation covenants to which Participant is subject at the time of Participant’s termination of employment pursuant to any separate agreement between Participant and the Company and/or its Subsidiaries or Affiliates, all unvested Restricted Stock shall be cancelled immediately.

7. Further Covenants.  In the event that the Participant fails to comply with any of the restrictive covenants set forth in this Section 7, all unvested Restricted Stock shall be cancelled immediately.

7.1 Nondisclosure of Confidential and Proprietary Information.

7.1.1
The Participant hereby acknowledges that during the term of his/her employment with the Company or its Subsidiaries or Affiliates or Related Companies, as the case may be (collectively, the “Employer”) he/she will have access to and possession of trade secrets, confidential information and proprietary information (collectively, and as defined more extensively below, “Confidential Information”) of Employer and their respective clients.  The Participant hereby recognizes and acknowledges that this Confidential Information is valuable, special and unique to the business of Employer, and that access to and knowledge of such Confidential Information is essential to the performance of Participant’s duties to Employer.  The Participant hereby agrees that during his/her employment relationship with Employer and thereafter, the Participant will keep secret and will not use or disclose any Confidential Information to any person or entity, in any fashion and for any purpose whatsoever, except at the request of Employer.

7.1.2
For purposes of this Agreement, the term “Confidential Information” includes, but is not limited to, information written, in digital form, in graphic form, electronically stored, orally transmitted or memorized, concerning or relating to Employer, all information about Employer’s business prospects and opportunities, and all other information about or gained from any customer or client to which Employer provides services during the Participant’s employment with the Company or any Related Company.  This clause shall not apply to any Confidential Information which enters the public domain other than through the Participant’s default.

7.2 No Inducement or Employment of Other Participants.  During the Participant’s employment with Employer and for one (1) year thereafter, or, if the participant is subject to an employment agreement that contains a similar provision, the period set forth in such employment agreement,  the Participant hereby agrees not to induce, employ, solicit the employment of, attempt to affiliate for profit with, or otherwise encourage, directly or indirectly, any employee of, or any independent contractor performing services for, Employer to leave the employ of, or to cease rendering services to Employer, for the benefit of the Participant, or any other party, or to assist any enterprise to employ any person employed by or any independent contractor performing services for Employer.

7.3 Non-Solicitation, Non-Competition.

7.3.1
Sections 7.3.2 and 7.3.3 shall be applicable only to those Participants who are not parties to any other non-competition and/or non-solicitation agreements, contracts, or covenants with the Employer as of the effective date of this Agreement.  Nothing in Section 7.3 shall be deemed to supersede, alter, or otherwise limit any non-competition and/or non-solicitation agreements, contracts or covenants with the Employer to which Participant is otherwise subject as of the effective date of this Agreement.

7.3.2
Subject to the conditions set forth in Section 7.3.1, during the Participant’s employment with Employer and for one (1) year thereafter, or, if the participant is subject to an employment agreement that contains a similar provision, the period set forth in such employment agreement, the Participant hereby agrees to refrain from, directly or indirectly, accepting business from, doing business with, inducing or soliciting any customers or vendors of Employer, to or on behalf of whom the Participant rendered any services during the course of the Participant’s employment with the Employer, except as authorized in writing by Employer.

7.3.3
Subject to the conditions set forth in Section 7.3.1, during the Participant’s employment with Employer and for one (1) year thereafter, or, if the participant is subject to an employment agreement that contains a similar provision, the period set forth in such employment agreement,  the Participant will not, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant, or in any other capacity (other than as the direct or indirect passive holder of not more than one percent (1%) of the combined voting power of the outstanding stock of a publicly held company) (a) have any interest in or association with any business competitive with any business of Employer or (b) develop, market, sell or render (or assist any other person in developing, marketing, selling or rendering) products or services competitive with those developed, marketed, sold or rendered by Employer while the Participant was employed by Employer.

8. Non-transferability.  Restricted Stock, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not, prior to vesting, be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Participant (or any beneficiary(ies) of the Participant), other than by testamentary disposition by the Participant or the laws of descent and distribution.  Any such Restricted Stock, and any rights and interests with respect thereto, shall not, prior to vesting, be pledged or encumbered in any way by the Participant (or any beneficiary(ies) of the Participant) and shall not, prior to vesting, be subject to execution, attachment or similar legal process.  Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of in any way any of the Restricted Stock, or the levy of any execution, attachment or similar legal process upon the Restricted Stock, contrary to the terms and provisions of this Agreement and/or the Plan shall be null and void and without legal force or effect.

9. Entire Agreement; Amendment.  This Agreement, together with the Plan contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.  The Executive Compensation and Development Committee (the “Committee”) shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan.  This Agreement may also be modified or amended by a writing signed by both the Company and the Participant.  The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

10. Acknowledgment of Employee. The award of this Restricted Stock does not entitle Participant to any benefit other than that granted under this Agreement.  Any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.  Participant understands and accepts that the benefits granted under this Agreement are entirely at the discretion of the Company and that the Company retains the right to amend or terminate this Agreement and the Plan at any time, at its sole discretion and without notice.

11. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the principles of conflict of laws thereof.

12. Withholding of Tax.  The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Committee, in its sole discretion, deems necessary to be withheld or remitted to comply with any tax law and/or any other applicable law, rule or regulation with respect to the Restricted Stock (or vesting thereof) and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any Restricted Stock otherwise required to be issued pursuant to this Agreement.

13. No Right to Employment.  Any questions as to whether and when there has been a termination of employment and the cause of such termination shall be determined in the sole discretion of the Committee.  Nothing in this Agreement shall interfere with or limit in any way the right of Employer to terminate the Participant’s employment or service at any time, for any reason and with or without cause.

14. Notices.  Any notice which may be required or permitted under this Agreement shall be in writing and shall be delivered in person, or via facsimile transmission, email, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:

14.1 If such notice is to the Company, to the attention of the General Counsel of the Company or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.

14.2 If such notice is to the Participant, at his or her email or home address as shown on the Company’s records, or at such other address as the Participant, by notice to the Company, shall designate in writing from time to time.

15. Compliance with Laws.  The issuance of the Restricted Stock or unrestricted Shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the 1934 Act and any respective rules and regulations promulgated thereunder), and any other law or regulation applicable thereto.  The Company shall not be obligated to issue any of the Restricted Stock or unrestricted Shares pursuant to this Agreement if such issuance would violate any such requirements.

16. Binding Agreement; Assignment.  This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.  The Participant shall not assign any part of this Agreement without the prior express written consent of the Company.

17. Headings.  The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

18. Further Assurances.  Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

19. Severability.  The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

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Participant Name

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Participant Signature

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Date